SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|X|  Preliminary Proxy Statement                |_|  Confidential, For Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))

|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Under Rule 14a-12

                   Wilder Richman Historic Properties II, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      |_| No fee required.

      |X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      Units of limited partnership
--------------------------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:

      800 units (all outstanding units)
--------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      $45,500
--------------------------------------------------------------------------------
      (4)Proposed maximum aggregate value of transaction:

      $37,226,667
--------------------------------------------------------------------------------
      (5) Total fee paid:

      $7,400
--------------------------------------------------------------------------------
      |_| Fee paid previously with preliminary materials:

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

--------------------------------------------------------------------------------
      (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
      (3) Filing Party:

--------------------------------------------------------------------------------
      (4) Date Filed:

WILDER RICHMAN HISTORIC CORPORTION
==================================
--------------------------------------------------------------------------------

                                                             340 Pemberwick Road
                                                       Greenwich, CT  06831-4240
                                                   TEL: (203) 869-0900, Ext. 310
                                                             FAX: (203) 869-1034

                                 PROXY MATERIALS

           IMPORTANT PARTNERSHIP INFORMATION - PLEASE READ IMMEDIATELY

               IF YOU HAVE ANY QUESTIONS REGARDING THIS DOCUMENT,
               PLEASE CONTACT GINA DODGE AT 203-869-0900, EXT. 310

Re:  Wilder Richman Historic Properties II, L.P.

         Wilder Richman Historic Corporation, the general partner of Wilder Richman Historic Properties II, L.P., is soliciting the holders of units of the Partnership to vote "IN FAVOR" or "AGAINST" the sale of the 433-unit apartment complex known as the Dixon Mills Apartments which is indirectly owned by the Partnership, which we refer to as the Property.

         After considering several offers to purchase the Property and following due diligence of the highest bidder, Dixon Mill Associates I (Phase One), Limited Partnership, Dixon Mill Associates II (Phase Two), Limited Partnership and Dixon Mill Associates II (Phase Three), Limited Partnership, the three operating general partnerships in which the Partnership is invested, have negotiated and signed the Purchase and Sale Agreement with RMPC Dixon LLC for a purchase price of $69.96 million. The general partner estimates that a sale of the Property at that price would result in net proceeds to the unit holders of approximately $45,500 per unit after payment of costs, fees and expenses, as more fully described in the consent statement.

         Under the terms of the limited partnership agreements of the Partnership and the operating partnerships, a sale of the Property requires the consent of a majority in interest of the unit holders. Accordingly, the general partner is asking unit holders to vote in favor of or against the proposed sale of the Property.

         The general partner recognizes that each unit holder's personal financial situation is unique, and while some unit holders may prefer to liquidate their investment now, others may prefer the Partnership to continue to hold the Property with a goal of maximizing potential benefits. Accordingly, the general partner makes no recommendation as to whether a unit holder should vote in favor of or against the sale of the Property at this time.

         Please read the consent statement, including the Partnership's annual report on Form 10-K for the 2006 fiscal year ended February 28, 2006 which is appended to the consent statement, for a more complete description of the matters to be considered before submitting the written consent in favor of or against the proposed sale. Unit holders are strongly urged to consult with their own tax and financial advisors in order to reach their own decision as to how to vote.

         Your vote is very important. No meeting of the unit holders is being held to discuss the sale of the Property. Accordingly, your vote on the attached consent form is the only means by which to vote in favor of or against the sale of the Property.

         In order to have your vote counted, it is imperative that you sign and return the enclosed consent form no later than June [__], 2006. All signed consent forms that specify an affirmative vote or do not indicate a preference will be counted as affirmative votes. Any consent forms not signed or returned by June [___], 2006 will have the effect of a vote against the sale of the Property. The consent of the unit holders will become effective if and at such time as consents in favor of the sale are received from holders of a majority of the outstanding units, whether or not any other holders have delivered their consents. Unit holders should be aware that even if a majority of unit holders vote for the proposed sale of the Property, there is no guarantee that the conditions to the sale of the Property will be satisfied and that the sale will be completed.

                                Very truly yours,

                                Gina K. Dodge

                                Gina K. Dodge
                                Secretary
                                Wilder Richman Historic Corporation


This consent statement is first being mailed to the unit holders of the Partnership on or about June [ ], 2006.

                   WILDER RICHMAN HISTORIC PROPERTIES II, L.P.
                       WILDER RICHMAN HISTORIC CORPORATION

                               -------------------

                                CONSENT STATEMENT



 Table of Contents                                                          Page
 -----------------                                                          ----

 Summary                                                                      i

 Consent Statement                                                            1

       Special Considerations                                                 1

       Management's Discussion and Analysis of the Viability
       of the Property                                                        2

       Recommendation of the General Partner                                  3

       The Proposed Sale                                                      4

       The Consent Solicitation                                               7

       The Partnership                                                        8

       The Purchase and Sale Agreement                                        9

       Cost of Solicitation                                                  13

       Miscellaneous                                                         13

 Annex A:  Consent Form

 Annex B: Annual Report on Form 10-K for the Fiscal
            Year Ended February 28, 2006

                                     SUMMARY

         This summary highlights selected information from this consent statement and may not contain all of the information that is important to you. You should read carefully this entire document, including the Partnership's annual report on Form 10-K for the 2006 fiscal year ended February 28, 2006 which is appended to the consent statement, for a more complete understanding of the transaction. The Purchase and Sale Agreement for the Property has been filed by the Partnership with the Securities and Exchange Commission under cover of a Form 8-K on June 23, 2006 and is available on the website of the Commission at www.sec.gov. It is also available to any unit holder upon request to the Partnership.

o        THE PARTIES (SEE PAGE 4)

The name, mailing address, telephone number and a description of the general nature of the business conducted by each of the parties involved in the proposed sale are included below:

The Partnership: Wilder Richman Historic Properties II, L.P.

Wilder Richman Historic Properties II, L.P. (the "Partnership") is a limited partnership which was formed under the Delaware Revised Uniform Limited Partnership Act on October 15, 1987. The Partnership was organized to acquire all of the limited partnership interests in Dixon Mill Associates I (Phase One), Limited Partnership, Dixon Mill Associates II (Phase Two), Limited Partnership, and Dixon Mill Associates III (Phase Three), Limited Partnership, each of which is a New Jersey limited partnership (the "Operating Partnerships"). The address and the telephone number of the Partnership is: c/o Wilder Richman Historic Corporation, 340 Pemberwick Road, Greenwich, CT 06831-4240, TEL: (203) 869-0900, Ext. 310.

The General Partner:  Wilder Richman Historic Corporation

Wilder Richman Historic Corporation (the "general partner") is the general partner of the Partnership. The address and telephone number of the general partner is: Wilder Richman Historic Corporation, 340 Pemberwick Road, Greenwich, CT 06831-4240, TEL: (203) 869-0900, Ext. 310.

The Operating Partnerships: Dixon Mill Associates I (Phase One), Limited Partnership, Dixon Mill Associates II (Phase Two), Limited Partnership, Dixon Mill Associates III (Phase Three), Limited Partnership

Each Operating Partnership owns one phase of an aggregate 433-unit residential apartment complex (the "Property") located in Jersey City, New Jersey, that consists of buildings designated as certified historic structures by the U.S. Department of the Interior. The Operating Partnerships have constructed, substantially rehabilitated and are operating the Property. The rehabilitation of the Property qualified for a rehabilitation tax credit in 1988, 1989 and 1990. The general partner of the Operating Partnerships is Dixon Venture Corp., which is not an affiliate of the Partnership or the general partner. The address and telephone number of the Operating Partnerships is: c/o Dixon Venture Corp., 350 Veterans Highway, Rutherford, NJ 07070, TEL: 201-804-8700.

The Operating General Partner:  Dixon Venture Corp.

Dixon Venture Corp., a New Jersey corporation (the "Operating General Partner"), is the general partner of each of the Operating Partnerships. The address and telephone number of the Operating General Partner is: 350 Veterans Highway, Rutherford, NJ 07070, TEL: 201-804-8700.

The Purchaser:  RMPC Dixon LLC

RMPC Dixon LLC (the "Purchaser") is a Delaware limited liability company formed in 2006 for the purpose of acquiring the Property. The address and telephone number of the Purchaser is: RMPC Dixon LLC, 100 Clearbrook Road, 2nd Floor, Elmsford, NY 10523, TEL: (914) 593-7915

o        SUMMARY OF TRANSACTION (SEE PAGE 4)

         The Operating Partnerships have entered into an Purchase and Sale Agreement with the Purchaser that provides for the acquisition by the Purchaser of the Property for a purchase price of $69,960,000 (the "Purchase Price") in cash. The general partner estimates that a sale of the Property for the Purchase Price would result in net proceeds to the unit holders in an aggregate amount of approximately $37,226,667 or approximately $45,500 per unit, after repayment of the mortgages on the Property, repayment of debt owing by the Partnership, return of capital to the Operating General Partner, accrued investor service fees and brokerage fees and other costs and expenses as more fully described in the consent statement.

o        RECOMMENDATION OF THE GENERAL PARTNER (SEE PAGE 3)

         The general partner recognizes that each unit holder's personal financial situation is unique, and while some unit holders may prefer to liquidate their investment now, others may prefer the Partnership to continue to hold the Property with a goal of maximizing potential benefits. Accordingly, the general partner makes no recommendation as to whether a unit holder should vote for or against the sale of the Property at this time.

o        CONDITIONS TO CLOSING THE SALE OF THE PROPERTY (SEE PAGE 10)

         The closing of the sale of the Property is subject to various conditions, which include among others the following:

            (1) Seller's Conditions:

                  o The proposed sale must be approved by a majority in interest of the unit holders of the Partnership.

                  o The Purchaser is ready, willing and able to close on the purchase of a 36 unit apartment complex adjacent to the Property, referred to as the Ticonderoga, from Wayne Dixon Venture, L.P., an affiliate of the Operating General Partner.

            (2) Purchaser's Conditions:

                  o Wayne Dixon Venture, L.P. is ready, willing and able to close on the purchase of the Ticonderoga.

                  o The Operating Partnerships have caused the Jersey City Redevelopment Agency to terminate, release and discharge certain contracts and agreements relating to the Property.

If within 90 days of the original closing date of July 14, 2006, either a majority interest of the unit holders have not approved the sale or the Operating Partnerships have not caused the Jersey City Redevelopment Authority to terminate, release and discharge its contracts relating to the Property, the Purchaser will have the right to terminate the Purchase and Sale Agreement and to obtain reimbursement of its out-of-pocket expenses up to $250,000.

o        CLOSING DATE (SEE PAGE 12)

         The closing is scheduled to occur on the original closing date of July 14, 2006. If the conditions to closing are not satisfied on that date, the closing will be deferred but it must be held on the 14th day of a calendar month, because the mortgage backed revenue bonds that are secured by the Property can only be redeemed on the 15th day of a calendar month. The closing will be deferred if the Operating Partnerships are unable to obtain a waiver of the requirement that the Operating Partnerships must provide 60 days advance notice of the redemption of the bonds.

o        MODIFICATION TO THE TERMS OF SALE (SEE PAGE 7)

         Either before or after the consent of the unit holders to approve the sale of the Property has become effective (see below), the general partner may agree on behalf of the unit holders to a modification of the terms of the sale, so long as the modification does not reduce the net sales proceeds to the Partnership, does not impose any liability on the Partnership or the unit holders and, in the reasonable judgment of the general partner, does not otherwise result in any material adverse consequence--financial, tax or otherwise--to the Partnership or the unit holders.

o        TAX CONSEQUENCES (SEE PAGE 2)

         Unit holders are strongly urged to consult with their own tax and financial advisors in order to reach their own decision as to how to vote.

o        REGULATORY FILINGS AND  APPROVAL  REQUIRED  TO COMPLETE THE SALE OF THE
         PROPERTY

         No regulatory filings or approvals are required to complete the sale of the Property. However, the Operating Partnerships must cause the Jersey City Redevelopment Agency to terminate, release and discharge certain contracts and agreements relating to the Property as a condition to the Purchaser's obligation to complete the sale of the Property.

o        REPORTS, OPINION, APPRAISAL

         The Partnership did not obtain an independent appraisal for the Property, nor did it engage a financial expert to provide an opinion regarding the fairness of the Purchase Price.

o INTEREST OF THE GENERAL PARTNER AND THE OPERATING GENERAL PARTNER IN THE SALE OF THE PROPERTY (SEE PAGE 8)

         If the Property were sold, the general partner and certain of its affiliates would no longer have the opportunity to receive certain compensation and fees in connection with the management and operations of the Property and the Partnership.

o        APPRAISAL RIGHTS OF THE UNIT HOLDERS

         Unit holders have no appraisal rights with respect to the sale of the Property.

o        ADDITIONAL INFORMATION CONCERNING THE PROPERTY (SEE PAGE 2)

         For additional information concerning the Partnership and the Property, please see the Partnership's annual report on Form 10-K for the fiscal year ended February 28, 2006, which is appended to the consent statement.

o        CONSENT PROCEDURES (SEE PAGE 7)

         A consent form is being mailed to you with this consent statement, on which you may vote IN FAVOR, AGAINST or ABSTAIN in respect of the sale of the Property. Any consent form that is duly executed and on which no voting instruction is indicated will be deemed to be a vote IN FAVOR approval of the sale. Because approval of the sale requires the consent of the holders of a majority of the outstanding units, a consent form marked ABSTAIN or a failure to deliver a consent form will have the same effect as a vote AGAINST the sale.

         The consent form should be returned to the general partner, either by mail to 340 Pemberwick Road, Greenwich, CT 06831-4240 or by facsimile to (203) 869-1034. The consent period will expire, and no consent form will be effective, unless it is received by the general partner on or before 5:30 pm, eastern time, on June [ ], 2006. This date may be extended by the general partner, but not later than July [ ], 2006. Any extension will be announced by press release issued no later than 9:00 am, eastern time, on the business day following the expiration time previously in effect. Unit holders are urged to return their consent forms as promptly as practicable but in no event later than the expiration of the consent period.

o        HOW TO REVOKE YOUR VOTE (SEE PAGE 7)

         Unit holders may revoke their consent at any time before the expiration of the consent period by delivery to the general partner a written notice, bearing a date subsequent to the date of your original completed consent form, stating that the original consent is revoked. Delivery of a revocation notice should be made in the same manner as delivery of the consent form. Consents may not be revoked, however, after the consent of the unit holders approving the sale has become effective.

o        EFFECTIVENESS OF CONSENTS (SEE PAGE 7)

         The consents to approve the sale of the Property will be effective at the time, if any, when the general partner has received from the holders of at least 51% of the outstanding units duly executed consent forms marked IN FAVOR approval of the sale. There are outstanding 800 units, so that the consent of holders of 408 units is required to approve the sale. An affiliate of the Operating General Partner owns 143 units, or 17.9% of the outstanding units, and has indicated that it intends to deliver its consent IN FAVOR of the sale. The results of the consent solicitation will be disclosed in a filing with the Securities and Exchange Commission on a Form 8-K as promptly as practicable after the expiration of the consent period or, if earlier, the date on which the consent of the unit holders to approve the sale becomes effective.

o        EXPIRATION OF CONSENTS (SEE PAGE 7)

         If the consent of the unit holders to approve the sale of the Property becomes effective, it will remain effective for a sale of the Property on the terms described in this consent statement on or before December 31, 2006.

o        QUESTIONS

         If you have any questions concerning this consent statement or the procedures for delivering your consent, or if you would like a copy of the Purchase and Sale Agreement, please contact the general partner at 340 Pemberwick Road, Greenwich, CT 06831-4240, TEL: (203) 869-0900, Ext. 310,
Attention: Gina K. Dodge, Secretary.

                   WILDER RICHMAN HISTORIC PROPERTIES II, L.P.
                       WILDER RICHMAN HISTORIC CORPORATION

                                CONSENT STATEMENT

                                     URGENT
           CONSENT FORM ENCLOSED - PLEASE READ AND RESPOND IMMEDIATELY

Dated June [__], 2006

         This consent statement is furnished on behalf of the Partnership by the general partner. The general partner is hereby soliciting the unit holders of the Partnership to vote "IN FAVOR" or "AGAINST" the sale of the Property.

         The general partner makes no recommendation whether or not unit holders should vote for or against the sale of the Property. There are a number of factors which should be considered in making a decision to vote "IN FAVOR" or "AGAINST" the sale of the Property. Unit holders are urged to read this consent statement and other materials concerning the Partnership and the sale of the Property, which are mailed with this notice, for a more complete description of the matters to be considered before submitting the written consent in favor of or against the proposed sale.

         The general partner anticipates that the consent statement and the attached consent form will be mailed on or about June [___], 2006 to the unit holders.

                             SPECIAL CONSIDERATIONS

         Unit holders should consider the following when deciding whether to vote "IN FAVOR" or "AGAINST" the proposed sale:

         Status of the Partnership's Investment Objectives. The Partnership's original investment objectives included: (a) providing unit holders tax benefits in the form of tax credits in 1988 and 1989; (b) an annual 7% preferred return, which through December 31, 1991 was to be partially funded from guaranteed investment contracts proceeds; (c) long-term capital appreciation; and (d) preservation of the Partnership's capital. A one-unit holder who invested $24,100 has received from the Partnership tax credits totaling approximately $12,702, and cash flow totaling $6,857. If the sale of the Property is approved and a sale can be completed providing net sales proceeds of approximately $45,500 per unit, it is estimated that unit holders will have received cash over the life of the investment equal to $52,357, compared with an initial investment, net of the historic tax credit, of $11,398.

         Other Offers. The Partnership originally recognized the possibility that the Property may be sold approximately ten years after completion of its rehabilitation (the rehabilitation was completed in 1990), but that the actual holding period would depend upon future circumstances, and could not be predicted with certainty. In July 2003, the general partner sought the consent of the unit holders to sell the Property based on offers received of $32.9 million and $33 million, but the requisite number of votes in favor of the sale was not obtained. The purchase price in the proposed sale of $69.96 million is considerably higher than these prior offers. Because of current market conditions in the immediate area with respect to condominium conversions there is a potential for higher purchase offers, and the general partner cannot predict the direction of future real estate prices. Unit holders should be aware, however, that under the terms of the limited partnership agreements of the Operating Partnerships, if the Operating Partnerships were to receive a higher offer for the Property, the Operating General Partner would be entitled to receive a priority distribution of approximately $8.9 million of the increase as a return of capital before the Partnership received any part of the increase. See "The Proposed Sale--Estimated Sale Proceeds" below.

         Continuing to Hold the Property. Assuming no significant deterioration of the national or local economies, the general partner is optimistic about the long-term prospects for the Property. However, there are significant potential risks in holding the Property including: (i) possible increases in interest rates; (ii) possible increases in real estate taxes, either due to a reassessment of the Property or because of increased tax rates, or both; (iii) the effect that potential changes in tax laws, interest rates, and the national economy in general could have on real estate markets in the coming years; (iv) the need for unanticipated capital improvements; and (v) uncertainties of the rental real estate market in Jersey City.

         Secondary Market Activity. Secondary market sales activity for units has been limited and sporadic. During 2005 through March 2006 approximately 112 units, or 14% of the total outstanding units were transferred in sale transactions. Gross sale prices of such sales reported to the Partnership ranged from approximately $13,000 to approximately $20,000 per unit.

         Estimate of Tax Effects. An original one-unit holder who invested $24,100 has received from the Partnership tax credits and cash flow totaling approximately $19,559, and passive losses, which the unit holder may or may not have been able to use, totaling approximately $40,400. Generally, upon a sale of the Property, any suspended passive losses (losses not previously used by a unit holder) would be freed up and may be used to offset ordinary income. Based on the estimates and assumptions below, net after tax sales proceeds of approximately $41,665 per unit, when combined with the tax credits and prior cash flow distributions, would total approximately $61,224 for a one unit investment of $24,100. See "The Proposed Sale--Estimated Tax Consequences" below.

         For certain unit holders who are not residents of New Jersey, the Partnership may be required to pay on such partners' behalf non-resident withholding tax for 2006. If the Partnership's accountants determine this to be the case, the Partnership intends to withhold a portion of the distribution of sales proceeds sufficient to pay the estimated withholding tax on behalf of such non-resident unit holders. Such unit holders will be notified of the amount of any withholding tax paid on their behalf; and such payment, if any, can be shown as a tax paid when filing a New Jersey non-resident tax return. Please consult with your tax advisor concerning state income tax filing requirements.

         Through 2005, the Partnership has generated annual net passive losses. The level of future passive losses and/or gains cannot be predicted accurately, and will depend on a variety of factors including interest rates, rent levels, repair costs and overall operating results of the Property.

         See also Management's Discussion and Analysis of the Viability of the Property" and "Recommendation of the General Partner" below.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
                            VIABILITY OF THE PROPERTY

         The future operating results and long-term viability of the Property and the ability to make future cash distributions are dependent on a variety of factors, many of which are not in the control of the Partnership including the general state of the economy, and also including, but not limited to:

         Interest Rates. Interest rates on the low floater mortgages began January 2005 at 1.78% and 2.36% respectively, and ended the year at 2.98% as to the first mortgage, while the second mortgage was fully paid off in June. The average interest rate for the year was approximately 2.39% as to the first mortgage. To manage risk associated with the variable interest rates, the Operating Partnerships purchased an interest rate cap agreement in 2005 for a cost of $140,000, which limits the interest rate to approximately 5%. The interest rate cap agreement would limit the interest rate to 5% on the tax-exempt bonds through the expiration of the rate cap, which is May of 2010. Accordingly, future cash flow would be extremely dependent on future interest rates.

         Capital Improvements. The Property was originally constructed between 1847 and 1932 and the rehabilitation was completed between 1988 through 1990. Significant capital improvements have been made over the last several years, including roof replacement, replacement of the fire/smoke alarm system, elevator repairs, and new entry doors. The Operating General Partner has identified other potential significant capital improvements and repairs throughout the complex, which it intends to undertake over the next few years. Such capital improvements and repairs would significantly reduce the Operating Partnerships' cash flow available for distribution. The Operating General Partner believes that other improvements, the timing of which may be discretionary but which may be important to remain competitive in the rental market, should be made over time and include kitchen and bath renovations, new appliances, and replacement of doors and windows. There is no guarantee that additional unscheduled repairs and improvements will not be necessary.

         Real Estate Taxes. The Operating General Partnerships are currently paying property taxes for the Property which are substantially reduced pursuant to a Jersey City tax abatement. The tax abatement was originally scheduled to expire five years after rehabilitation of the Property, however no major adjustment has yet been made. It is anticipated that a sale of the Property would likely trigger a reassessment and an increase in the amount of real estate tax. The Operating General Partner believes any potential increase in taxes will effectively diminish the value of the Property to a potential purchaser because the reassessment amount will increase based on the purchase price for the Property. Real estate taxes paid on the Property in 2005 totaled approximately $700,000, and the Property's current assessed value is approximately $15.2 million. It is the general partner's belief that the risk of significant adjustment of the real estate taxes has an effect on the value of the Property. It should also be noted that, even without a sale of the Property, Jersey City could reassess the Property at any time, which could have a substantial impact on future cash flow.

                      RECOMMENDATION OF THE GENERAL PARTNER

         The general partner believes the price being paid for the Property reflects its value as a potential condominium conversion, and that the value of the Property as an operating rental apartment complex is much less than the proposed purchase price. Accordingly, the general partner believes that such a purchase price may not be available in the future if the condominium conversion market in the Jersey City, New Jersey area deteriorates. On the other hand, assuming no significant further deterioration of the national or local economies, the general partner is optimistic about the long-term prospects for the Property; however, there are significant potential risks in holding the Property including: (i) possible increases in interest rates; (ii) possible increases in real estate taxes, either due to a reassessment of the Property or increased tax rates, or both; (iii) the effect that potential changes in tax laws, interest rates, and the economy in general could have on real estate markets in the coming years; (iv) the need for unanticipated capital improvements; and (v) continued deterioration of the rental real estate market in Jersey City. With all of this in mind, the general partner makes no recommendation as to whether a unit holder should vote for or against the sale of the Property at this time. The general partner recognizes that each unit holder's personal financial situation is unique, and while some unit holders may prefer to liquidate their investment now, others may prefer the Partnership to continue to hold the Property with a goal of maximizing potential benefits.

         Unit holders should be aware that there are different ways of comparing the relative economic benefits whether or not to the Property should be sold. The actual benefits to a unit holder will depend on the unit holder's individual circumstances and may differ from the estimates presented herein. The estimates presented herein are based upon the general partner's understanding of current tax laws. Such laws, particularly as they relate to passive losses and capital gains, are complex and subject to change. The Partnership did not obtain an independent appraisal for the Property, nor did it engage a financial expert to provide an opinion regarding the fairness of the Purchase Price.

         The general partner strongly urges all unit holders to consult with their tax and financial advisors and to reach their own decision as to whether or not to vote to authorize a sale of the Property.

                                THE PROPOSED SALE

BACKGROUND

         The Partnership is a Delaware limited partnership and was formed on October 15, 1987 to acquire all of the limited partnership interests in the Operating Partnerships (defined below), which collectively directly own the Property. The Property comprises three phases which are Dixon Mill I (134 apartment units), Dixon Mill II (191 apartment units) and Dixon Mill III (108 apartment units). The Property consists of buildings designated as "certified historic structures" which generated investment tax credits in connection with the rehabilitation of such structures. The Operating Partnerships refinanced their mortgages as of April 28, 2000. The total new indebtedness in the amount of $28,600,000 for a term of 30 years was provided by (a) variable-rate tax-exempt bonds in the amount of $26,435,000 and (b) variable-rate taxable bonds in the amount of $2,165,000. The initial interest rates on the tax-exempt and taxable bonds were 5.1% and 6.15%, respectively.

         A principal benefit of an investment in the Partnership has been the investment tax credits allocated to the unit holders. The aggregate tax credits derived between 1988 and 1990 totaled approximately $10,161,600, or approximately $12,702 per unit. The time period in which the tax credits were subject to recapture expired between 1993 and 1995, and the tax credits are no longer subject to recapture.

         An additional benefit of an investment in the Partnership has been cash distributions to unit holders. Cash distributions paid since inception to unit holders have totaled approximately $5,485,600, or $6,857 per unit. A portion of such distributions were the proceeds of several guaranteed investment contracts which were purchased by the Partnership to assure certain minimum cash distributions to unit holders. The balance of the cash distributions was provided from the cash flow of the Property.

         In October, 2005, the Operating General Partner, listed the Property for sale with the intention of selling the Property, subject to the approval of the unit holders. The Operating General Partner retained CB Richard Ellis, Inc., a national brokerage and marketing firm, to solicit offers to purchase the Property. Initially, approximately six written offers were received; a final round of bidding resulted in three highest offers, subject to due diligence, ranging from $72 million to $72.5 million.

         On April 3, 2006, the Operating Partnerships entered into an Purchase and Sale Agreement with the Purchaser, pursuant to which the Purchaser agreed to purchase the Property. The Purchaser is not affiliated with the General Partners or the Operating General Partner. After completion of its due diligence, the Purchaser negotiated an adjustment of the purchase price from $72.5 million to $69.96 million, subject to certain terms and conditions, including the approval of a majority in interest of the unit holders of the Partnership. Unit holder should be aware that in the event a majority of unit holders vote for the proposed sale of the Property, there is no guarantee that a sale of the Property will be completed.

ESTIMATED SALE PROCEEDS

         The general partner estimates that a sale of the Property for $69.96 million, after repayment of the mortgages on the Property, repayment of debt owing by the Partnership, return of capital to the Operating General Partner, accrued investor service fees and brokerage fees and other costs and expenses, would result in a distribution to unit holders totaling approximately $37 million, or $45,500 per unit, taking into account the estimated cash reserves of the Partnership and the Operating Partnerships.

         The following is an estimated calculation of the proceeds that would be distributable to unit holders following a sale of the Property:


        Proceeds of Sale and Other Amounts at the Operating Partnerships

Purchase price:                                                                                           $69,960,000
     Sales commission                                                 $   524,700
     Transfer tax, legal fees, bond expenses, reserves                    782,500
     Mortgage Payable, including prepayment penalty                    26,989,078
     Severance, contracted repairs                                        200,000
     Current liabilities                                                2,494,018
                                                                        ---------
                                                                                       (30,990,296)
                                                                                       -----------
Net proceeds                                                                                               38,969,740
Cash, reserves and receivables                                                                              6,760,364
                                                                                                            ---------
Projected total available for distribution by the Operating
     Partnerships                                                                                         $45,730,068
                                                                                                          ===========


                   Distributions by the Operating Partnerships

     First level distribution to the Partnership (Net
       Allocable Gross Proceeds)                                                         $19,280,000
     First level distribution to the Operating General
       Partner                                                     $  194,747
     Next level distribution to the Partnership (Net
       Cumulative Preferred Return)                                                       17,946,667
                                                                                          ----------
     Next level distribution to the Operating General
       Partner                                                        181,279
     Return of capital to the Operating General
       Partner (1)                                                  8,127,357
                                                                    ---------
     Projected total to the Partnership                                                   37,226,667
     Total to the Operating General Partner                         8,503,401
Total                                                                                                     $45,730,068
                                                                                                          ===========

(1) The Operating General Partner has additional contributed capital in the Operating Partnerships of $8,930,500. Under the terms of the limited partnership agreements of the Operating Partnerships, the Operating General Partner is entitled to recover this amount before any additional amounts would be payable to the Partnership, including for example as the result of any increase in the purchase price for the Property.


                          Distributions to Unit Holders

Projected total distributions to the Partnership                                        $37,226,667
   Cash and reserves                                                                         88,234
   Tax filing fee, legal expense, other payables, and
     reserve                                                       (493,502)
                                                                   ---------
Net available for distribution                                                           36,821,399
General partner share (1.01%)                                                             (371,896)
Projected amount available for distribution to unit
   holders                                                                              $36,449,502
                                                                                        ===========
Projected per unit amount (800 units total)                                                 $45,562

         This is an estimate based on recent unaudited operating reports of the Operating Partnerships and the Partnership, and the general partner's calculation of this estimate is being reviewed by the Partnership's accountants, who may not agree with the general partner's calculation; therefore, the actual per unit sales proceeds could be higher or lower than this estimate.

ESTIMATED TAX CONSEQUENCES

         Presented below are estimated tax consequences of a sale of the Property based on a one unit investment. The estimate assumes that a unit holder has carried forward all of the passive losses from the Partnership. Based on the estimate, a one-unit holder who invested $24,100 in the original offering, and receives $45,500 in cash as a result of the sale of the Property would realize approximately $41,290, after-tax, calculated as follows:


        Projected cash distribution from sale                                              $45,500
               Capital gain (1)                                    $71,900
               Tax liability at the depreciation
                 recapture rate of 25% (2)                                                (17,975)
               Assumed suspended losses through
                 December 31, 2005                                  40,400
               Tax savings at a 35% maximum rate (2)                                        14,140
                                                                                            ------
        Projected total after-tax benefit and cash                                         $41,665

(1) Capital gain was estimated as the cash received from a distribution on a sale plus negative capital account as of 12/31/05 of $20,050, adjusted by one-half of the total tax credit allocation.

(2) The estimated tax results are based on a $24,100 original investment for a one-unit holder admitted in the original offering of units. Capital account balances would vary for unit holders admitted to the Partnership at a later date. The estimates do not reflect potential tax results for 2006 up to the time of sale. The estimate assumes that no passive losses from the units are utilized prior to the date of a sale, and that no other losses or credits are available to offset any portion of the gain on sale. It also assumes a 35% federal income tax rate and a 25% capital gains rate, and that the unit holder is not subject to the alternative minimum tax. The passive loss benefits will be less if a lower tax rate is applied. No consideration is given to state and local taxes.

         This presentation is for general information only and does not purport to address all of the tax consequences that may be relevant to particular unit holders in light of their personal circumstances. Unit holders are urged to consult with their own tax advisors as to the particular tax consequences to them of the sale of the Property, including the applicability and effect of any state, local, foreign or other tax laws, and changes in tax laws.

                            THE CONSENT SOLICITATION

UNIT HOLDERS ENTITLED TO VOTE

         The general partner has fixed the close of business on May 1, 2006, as the record date for determining the unit holders entitled to notice of the proposed sale. The completion of the proposed sale requires the approval of 51% of the unit holders. As of the record date, there were 340 unit holders of the Partnership holding an aggregate of 800 units of the Partnership. Each unit entitles the unit holder to one vote on all matters brought to the attention of the unit holders. Unit holders have no appraisal rights with respect to the sale of the Property.

CONSENT PROCEDURES

         A consent form is included with this consent statement. The consent form should be returned to the general partner, either by mail to 340 Pemberwick Road, Greenwich, CT 06831-4240 or by facsimile to (203) 869-1034.

         Consent Period. The consent period will expire, and no consent form will be effective, unless it is received by the general partner on or before 5:30 pm, eastern time, on June [ ], 2006. This date may be extended by the general partner, but not later than July [ ], 2006. Any extension of the consent period will be announced by press release issued no later than 9:00 am, eastern time, on the business day following the expiration time previously in effect. Unit holders are urged to return their consent forms as promptly as practicable but in no event later than the expiration of the consent period.

         Revocation. Unit holders may revoke their consent at any time before the expiration of the consent period by delivery to the general partner of a written notice, bearing a date subsequent to the date of their original completed consent form, stating that the original consent is revoked. Delivery of a revocation notice should be made in the same manner as delivery of the consent form. Consents may not be revoked, however, after the consent of the unit holders approving the sale has become effective.

EFFECT OF CONSENTS

         The consents to approve the sale of the Property will be effective at the time, if any, when the general partner has received from the holders of a majority of the outstanding units duly executed consent forms marked IN FAVOR of the sale.

         If the consent of the unit holders to approve the sale of the Property becomes effective, it will remain effective for a sale of the Property on the terms described in this consent statement on or before December 31, 2006.

         Any consent form that is duly executed and on which no voting instruction is indicated will be deemed to be a vote IN FAVOR approval of the sale. Because approval of the sale requires the consent of the holders of a majority of the outstanding units, a consent form marked ABSTAIN or a failure to deliver a consent form will have the same effect as a vote AGAINST the sale.

MODIFICATION TO THE TERMS OF SALE

         Either before or after the consent of the unit holders to approve the sale of the Property has become effective, the general partner may agree on behalf of the unit holders to a modification of the terms of the sale, so long as the modification does not reduce the net sales proceeds to the Partnership, does not impose any liability on the Partnership or the unit holders and, in the reasonable judgment of the general partner, does not otherwise result in any material adverse consequence--financial, tax or otherwise--to the Partnership or the unit holders. If the consent of at least 51% of the unit holders to the sale of the Property has been received, in these circumstances, the unit holders will be deemed to have consented to the sale of the Property under the terms of sale as so modified.

DISTRIBUTION AND COSTS

         The Partnership will pay all costs associated with the distribution of this consent statement, including the costs of printing and mailing. In addition, the Partnership will only deliver one consent statement to multiple unit holders sharing an address, unless the Partnership has received contrary instructions from one or more of the unit holders.

                                 THE PARTNERSHIP

INFORMATION ABOUT THE PARTNERSHIP AND THE PROPERTY

         A copy of the Partnership's annual report on Form 10-K for the fiscal year ended February 28, 2006 is appended to this consent statement. Unit holders are referred to the Form 10-K for general information, including audited financial information, concerning the Partnership and the Property generally.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         If the Property were sold, the general partner and certain of its affiliates would no longer have the opportunity to receive certain compensation and fees in connection with the management and operations of the Property and the Partnership. WRMC, Inc., an affiliate of the general partner, is a co-management agent of the Property. In connection with these services, WRMC, Inc. earned and received management fees of $111,822 in 2005. Richman Asset Management, Inc., an affiliate of the general partner, earned compensation in the amount of $98,314 for 2006 and $95,714 in 2005 for its performance in connection with investor services for the Partnership and the Operating Partnerships. As of February 28, 2006, accrued but unpaid investor service fees totaled approximately $536,929, which have been deferred. These fees would be paid by the Partnership out of the proceeds of the sale of the Property.

         As discussed in the Partnership's prospectus dated May 13, 1988, the principals of Dixon Venture Corp., the Operating General Partner, are the owners of a rental apartment project totaling approximately 36 units in close proximity to the Property, which is referred to as the Ticonderoga. The Operating General Partner reports that its principals listed the Ticonderoga for sale at the same time the Property was listed for sale, and that potential purchasers were instructed to submit separate bids for the two properties. The Partnership understands that separate bids were requested for the two properties. While some bidders provided bids only for the Property, and not for the Ticonderoga, the buyer bid on both properties and its bid was higher than the other bids received with respect to each of the two properties. It is a condition of the buyer's obligation to purchase the Property that the owners of the Ticonderoga consummate the sale of that property as well.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of the Record Date, there were approximately 340 record holders of units holding an aggregate of 800 units in the Partnership. Affiliates of the general partner own an aggregate of six units. Dixon Mill Investor, LLC, an affiliate of the Operating General Partner, is the owner of approximately 143 units, representing approximately 17.9% of the outstanding units of limited partnership interest. Affiliates of Everest Properties, Inc. are the owners of approximately 247.75 units, representing approximately 31% of the outstanding units of limited partnership interest. The mailing address of each of these entities are as follows:

         Dixon Mill Investor, LLC
         350 Veterans Boulevard
         Rutherford, NJ 07070

         Everest Properties, Inc.
         199 S. Los Robles Ave., Suite 200
         Pasadena, CA 91101

         The Operating General Partner has informed the general partner that Dixon Mill Investor, LLC intends to vote all of its units IN FAVOR of the sale of the Property.

         As of the record date, no person or entity other than those identified above was known by the Partnership to be the beneficial owner of more than 5% of the units.

                         THE PURCHASE AND SALE AGREEMENT

         On May 24, 2006, the Operating Partnerships, as seller, and the Purchaser entered into a Restatement and Fourth Amendment to Agreement of Purchase and Sale, reinstating and amending a purchase and sale agreement, dated April 3, 2006 (but effective as of March 1, 2006), as amended, which had been terminated by the Purchaser in accordance with the terms of the agreement. The agreement, as reinstated and amended, is referred to as the Purchase and Sale Agreement. The following is a summary of certain terms of the Purchase and Sale Agreement. The Purchase and Sale Agreement has been filed with the Securities and Exchange Commission under a Form 8-K dated June 23, 2006 and is available on the Securities and Exchange Commission's website at www.sec.gov. A copy of the Purchase and Sale Agreement may be obtained from the general partner at the address set forth under "Miscellaneous" below. You are encouraged to read the entire Purchase and Sale Agreement.

PURCHASE PRICE AND ESCROW

         The purchase price for the Property is $69,960,000 payable in cash. The Purchaser has deposited with the Chicago Title Insurance Company, as escrow agent, the sum of $4,390,000. This deposit will be credited to the purchase price at closing. If the sale does not close because of a material breach by the Purchaser under the Purchase and Sale Agreement, the escrow agent will pay over the deposit to the seller. See "Default and Damages" below. Otherwise, in the event the sale is not consummated, the deposit will be returned to the Purchaser.

DUE DILIGENCE

         The Purchase and Sale Agreement provided for a period during which the Purchaser was allowed to conduct a diligence investigation of the Property and to terminate the Purchase and Sale Agreement if determined not to proceed with the sale during that period. The due diligence period and the Purchaser's right to terminate have now expired, although the purchase price has been reduced from the price of $72.5 million originally provided in the Purchase and Sale Agreement to the current price of $69.690 million.

REPRESENTATIONS AND WARRANTIES

         Each of the Operating Partnerships and the Purchaser have made certain representations and warranties under the Purchase and Sale Agreement.

         The representations and warranties of the Operating Partnerships, as seller, include organization, power and authority of the seller, the seller's not being a foreign person, the seller's not being subject to bankruptcy proceedings, a listing of the service contracts in connection with the Property and the absence of notice of default with respect to those contracts, the rent roll for the Property and the absence of a material adverse change to the rent roll, the absence of litigation, the absence of notice of condemnation, delivery of environmental reports and the absence of notice of violation of environmental laws, the absence of notice of any uncorrected violation of housing, building, safety or file laws affecting the property and the absence of tax appeals with respect to the Property.

         The representations and warranties of the Purchaser include organization and power of the Purchaser, the absence of necessary consents required to be obtained by the Purchaser and the Purchaser's not being subject to bankruptcy proceedings. The Purchaser acknowledges that, except as explicitly set forth in the Purchase and Sale Agreement, the seller is not making any representation or warranty with respect to the Property and that upon closing the Purchaser will assume the risk of all adverse matters with respect to the Property, including environmental matters.

INTERIM OPERATING COVENANTS

         The seller has agreed under the Purchase and Sale Agreement to certain covenants with respect to the operations of the Property until the closing or termination of the sale. In this regard, the seller will operate, repair, maintain and manage the Property consistent with past practice, but this covenant does not include the obligation to make any capital expenditures. The seller will also refrain from entering into any new leases or to renew or amend any leases relating to the Property without the permission of the Purchaser, and in consideration of this, the Purchaser will make certain monthly rental payments to the seller if more than 15 apartments remain vacant. The seller has further agreed to comply with and enforce all leases, not to pledge or dispose of any portion of the Property, not to enter into new service contracts without the Purchaser's consent, to maintain existing insurance and to assist the Purchaser in attempting to secure a condominium map.

CLOSING CONDITIONS

         The obligations of each of the Purchaser and the seller to consummate the sale of the Property is subject to certain conditions.

         The conditions to the obligation of the Purchaser to close the sale include--

         o the seller having delivered at closing a deed to the Property, a bill of sale, an assignment and assumption of leases and security deposits, and assignment and assumption of service contracts, licenses and permits, an affidavit under FIRPTA, a notice to residents, a certificate of the accuracy and completeness of seller's representations and warranties, any other notices required by law, a closing statement, an affidavit for removing exceptions to the title policy, a certified rent roll, all leases and tenant files than in effect, all service contracts, licenses and permits for the Property, keys to the Property, evidence of authority, any other documents reasonably required by the Purchaser or the title company and certain other documentation;

         o the seller's representation and warranties being true and correct in all material respects;

         o        the seller  having  performed  in all  material  respects  its
                  covenants   and   agreements   under  the  Purchase  and  Sale
                  Agreement;

         o the absence of any legal proceedings seeking to enjoin consummation of the sale;

         o        the title company having agreed to issue a title policy;

         o Wayne Dixon Venture L.P., an affiliate of the Operating General Partner being ready, willing and able to close on the sale of the Ticonderoga, a 36 unit apartment complex adjacent to the Property; and

         o the seller having caused the Jersey City Redevelopment Agency to terminate, release and discharge various contracts to which it is a party relating to the Property or that would prohibit conversion of the Property to a condominium following the closing.

         The representations and warranties of the seller will be deemed to be materially correct and seller will be deemed to have materially complied with its covenants and agreements unless the amount of losses resulting from the breach of any representation, warranties, covenants and agreements is more than $100,000.

         If the seller has not caused the Jersey City Redevelopment Agency to terminate, release and discharge the contracts relating to the Property referred to above within 90 days of the original closing date of July 14, 2006, the Purchaser at its option may terminate the Purchase and Sale Agreement and receive payment from the seller of the Purchaser's out-of-pocket expenses up to $250,000, but without any other obligation on the part of the seller except as explicitly provided in the Purchase and Sale Agreement.

         The conditions to the obligation of the seller to close the sale include--

         o the escrow agent having received the purchase price for the Property and the Purchaser having authorized the escrow agent to release the amount due the seller;

         o the Purchaser having delivered at closing the purchase price, the assignment of leases, the assignment of contracts, a notice to residents, a certificate of the accuracy and completeness of the Purchaser's representations and warranties, any other notices required by law, a closing statement, evidence of authority and any other documents reasonably required by the seller or the title company;

         o the seller's representation and warranties being true and correct in all material respects;

         o        the seller  having  performed  in all  material  respects  its
                  covenants   and   agreements   under  the  Purchase  and  Sale
                  Agreement;

         o the absence of any legal proceedings seeking to enjoin consummation of the sale;

         o the Purchaser being ready, willing and able to close on the sale of the Ticonderoga; and

         o the seller having obtained the requisite consent of the unit holders of the Partnership.

         If the seller has not obtained the consent of the unit holders of the Partnership within 90 days of the original closing date of July 14, 2006, the Purchaser at its option may terminate the Purchase and Sale Agreement and receive payment from the seller of the Purchaser's out-of-pocket expenses up to $250,000, but without any other obligation on the part of the seller except as explicitly provided in the Purchase and Sale Agreement.

         If the Purchaser has actual knowledge of any breach by the seller of its representations, warranties covenants and agreement and elects to proceed with the closing, it will be deemed have waived those breaches.

CLOSING DATE

         Under the Purchase and Sale Agreement, the closing is required to occur on the 14th day of a calendar month, because the mortgage backed revenue bonds secured by the Property can only be redeemed on the 15th day of a calendar month. The closing date is originally scheduled to occur under the Purchase and Sale Agreement on July 14, 2006. This date is referred to as the original closing date.

         The documents executed in connection with the bonds require the seller to give to certain parties 60 days advance notice of its intention to redeem the bonds. These parties include Fannie Mae, the Jersey City Redevelopment Authority and the trustee for the bonds. The Purchase and Sale Agreement requires the Operating Partnerships to request a waiver of the advance notice requirement. If the waiver is not granted by June 28, 2006, then the closing date will be extended to a date required in order to comply with the bond documentation.

         The seller will be required to deliver to the trustee for the bonds on the closing date, out of the purchase price, the approximately $28.6 million needed to redeem in full the bonds. The seller is required to cause the trustee for the bonds to deliver to the Purchaser on or before the closing date a letter confirming that the trustee will redeem the bonds upon receipt of the necessary funds.

CLOSING COSTS

         Each of the parties is required to pay one-half of the escrow fees, any sales taxes pertaining to the sale of the Property and the transfer taxes pertaining to the sale of the Property. Otherwise, each party is responsible for its own costs and expenses.

DEFAULT AND DAMAGES

         If any of the representations and warranties of the Purchaser are not true and correct in all material respects, or the Purchaser otherwise defaults on its obligations under the Purchase and Sale Agreement that result in the failure of the Purchaser to purchase the property, the seller will be entitled to retain the deposit as liquidated damages.

         If any of the representations and warranties of the seller are not true and correct in all material respects, or the seller otherwise defaults on its obligations under the Purchase and Sale Agreement that result in the failure of the Purchaser to purchase the Property, the Purchaser, as its sole remedy, will be entitled to (a) terminate the Purchase and Sale Agreement and receive the return of its deposit, (b) specifically enforce the Purchase and Sale Agreement or (c) if all the conditions to closing are or can be satisfied, the seller refused to proceed to closing, the Purchaser is ready willing and able to close and specific performance is not available as a remedy, the Purchaser may pursue any other available remedy; provided that the seller will not be liable for more than $2,000,000. If the Purchaser does not file suit within 60 days of the date on which the closing was scheduled to occur, the Purchaser will be deemed to have elected to terminate the Purchase and Sale Agreement and receive back the deposit.

                              COST OF SOLICITATION

         The Partnership will pay all costs associated with the distribution of this consent statement, including the costs of printing and mailing. In addition, the Partnership will only deliver one consent statement to multiple unit holders sharing an address, unless the Partnership has received contrary instructions from one or more of the unit holders.

                                  MISCELLANEOUS

         Facsimile copies of the consent form, properly completed and duly executed, will be accepted. The consent form should be sent or delivered to Wilder Richman Historic Properties II, L.P., at the address and/or facsimile number below.

         For additional information, please contact:

                   Wilder Richman Historic Properties II, L.P.
                               340 Pemberwick Road
                            Greenwich, CT 06831-4240
                               Attn: Gina K. Dodge
                       Telephone: (203) 869-0900, ext. 310
                            Facsimile: (203) 869-1034

                                     ANNEX A

         WILDER RICHMAN HISTORIC PROPERTIES II, L.P. (THE "PARTERSHIP")
                       WILDER RICHMAN HISTORIC CORPORATION
                               340 PEMBERWICK ROAD
                        GREENWICH, CONNECTICUT 06831-4240


                                  CONSENT FORM

THIS CONSENT IS SOLICITED BY WILDER RICHMAN HISTORIC CORPORATION, THE GENERAL PARTNER, ON BEHALF OF THE PARTNERSHIP AND WILL BE VOTED AS DIRECTED. IF THIS CONSENT IS SIGNED AND RETURNED BUT NO DIRECTION IS INDICATED, THIS CONSENT WILL BE VOTED IN FAVOR OF THE PROPOSED SALE.

         The undersigned unit holder hereby votes all the undersigned's units of limited partnership interest in the Partnership as follows:

         To approve the sale of the Property pursuant to the attached consent statement dated June [__], 2006 and as set forth in the Purchase and Sale Agreement; and, in the sole discretion of the general partner to do any and all acts, execute any and all documents, or reach or enter into any and all agreements (including agreements not yet contemplated) as may be necessary, proper, convenient or advisable to effectuate the sale of the Property generally in accordance with the consent statement, but with any modifications that may be reasonably necessary to successfully complete the sale of the Property.

         (PLEASE INITIAL ONE OF THE FOLLOWING):

IN FAVOR ________              AGAINST_________               ABSTAIN___________


AN ABSTENTION OR THE FAILURE TO TIMELY RETURN THIS CONSENT WILL BE DEEMED A VOTE AGAINST THE PROPOSED SALE OF THE PROPERTY.

PLEASE SIGN, DATE AND RETURN PROMPTLY, BUT NO LATER THAN JUNE [___], 2006.


Dated:__________________________, 2006


--------------------------------------
Signature


--------------------------------------
Signature, if held jointly


Please sign exactly as your units are registered with the Partnership. When signing as attorney, executor, administrator, trustee or as an officer signing for a corporation, please give full title under signature.

Please sign this consent form and return it to the Partnership no later than June [__], 2006, in the enclosed, self-addressed envelope.

                                     ANNEX B

                    PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K
                      FOR THE YEAR ENDED FEBRUARY 28, 2006